STATE OF WYOMING
Office of the Secretary of State

I, MAX MAXFIELD, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled.

CERTIFICATE OF MERGER

Nexus Enterprise Solutions, Inc. (Florida) (Unqualified Non-survivor)

Merged into **MutuaLoan Corporation (Wyoming) (Qualified Survivor)**

I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this **16th** day of **September**, **2011**.

Max Maxfield
Secretary of State

By: Christina Straw

Filed Date: 09/16/2011

STATE OF WYOMING
Office of the Secretary of State

I, MAX MAXFIELD, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled.

CERTIFICATE OF NAME CHANGE

Current Name: **Nexus Enterprise Solutions, Inc.**
Old Name: **MutuaLoan Corporation**

I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this **16th** day of **September, 2011**.



Filed Date: 09/16/2011

Max Maxfield
Secretary of State

By: Christina Straw

UNQ. into 95-304241

ARTICLES OF MERGER

Max Maxfield, WY Secretary of State
FILED: 09/16/2011 12:00 AM
Original ID: 1995-000304241
Amendment ID: 2011-001253214

By and Between:

95-304241

MUTUALOAN CORP., AS SURVIVING ENTITY,

and

UNQ.

NEXUS ENTERPRISE SOLUTIONS, INC.., AS THE REVERSE ACQUIRING ENTITY

Effective Date: June 16, 2011

This Articles of Merger is entered into as of the Effective Date, written above, by and between Mutualoan Corp., a corporation duly incorporated within the State of Wyoming, and being a public company duly registered with the Securities and Exchange Commission; and Nexus Enterprise Solutions, Inc. Nexus Enterprise Solutions, Inc. a corporation duly incorporated within the State of Florida, collectively the "Constituent Corporations";

WHEREAS, the Constituent Corporations desire that Nexus Enterprise Solutions, Inc. combine with Mutualoan Corp., with the result being the dissolution of Nexus Enterprise Solutions, Inc. and the survival of Mutualoan Corp. who shall be the Surviving Entity, upon the terms and conditions of the laws of the State of Wyoming and Florida, respectively;

WHEREAS, the surviving corporation, Mutualoan Corp. will subsequently be renamed as Nexus Enterprise Solutions, Inc. in the state of Wyoming.

WHEREAS, the Board of Directors of each Constituent Corporation have approved and adopted this Articles of Merger;

NOW WHEREFORE, the Constituent Corporations do hereby covenant and agree as follows:

Received SEP 15 2011 Secretary of State Wyoming

1. Combination. Nexus Enterprise Solutions, Inc. shall be combined into Mutualoan Corp., and Mutualoan Corp. shall be the Surviving Entity and continue as a public registrant. Mutualoan Corp. will subsequently be renamed Nexus Enterprise Solutions, Inc.
   1.1. The Surviving Entity, Mutualoan , shall continue to be governed under the laws of the State of Wyoming, including post-combination. Although Mutualoan shall be the Surviving Entity, the holders of Nexus Enterprise Solutions, Inc. shall exit the Combination holding a majority of the Surviving Entity, and thus legally characterizing it as a reverse acquisition, although for Federal, State, Legal, and Accounting purposes, the contemplated transaction herein shall be called the "Combination."
   1.2. The separate corporate existence of Nexus Enterprise Solutions, Inc. shall cease to exist as of the Effective Date.

1.3. The Combination shall vest all rights, privileges, properties, powers and franchises From Nexus Enterprise Solutions, Inc. into the Surviving Entity Mutualoan Corp., and all debts, liabilities, duties and obligations of Nexus Enterprise Solutions, Inc. shall vest into Mutualoan Corp., the Surviving Entity Mutualoan Corp.

2. If, at any time after the Effective Date, the Surviving Entity shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of the Nexus Business Solutions, Inc. acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Combination or otherwise to carry out this Agreement, the officers and directors of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of either the Mutualoan Corp or Nexus Enterprise Solutions, Inc. all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of the Surviving Entity, Mutualoan Corp. or Nexus Enterprise Solutions, Inc., or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement.

3. **Effects of Combination.** The effect of the combination, at the Effective Date, shall be provided by the Wyoming Statutes and the Florida Statutes as of the Effective Date. Without limiting the generality of the foregoing, and subject thereto, upon the Effective Date, the separate existence of Nexus Enterprise Solutions, Inc. shall cease, and the Surviving Entity, Mutualoan Corp., shall possess all the rights, privileges, immunities, powers, authority, franchises, of a p[ublic as well as a private nature, and the Surviving Entity shall be subject to all of ther restrictions, liabilities, obligations, and duties of each of the Constituent Corporations; and all property, real, personal, mixed, and all debts, liabilities and obligations due to each of the Constituent Corporations on whatever account or belonging to any of the Constituent Corporations shall be vested in the Surviving Entity without further act or deed; and all property, rights, privileges, immunities, powers, authority and franchises, all and every other interest, shall be thereafter as effectually the property of the Surviving Entity as they were of the Constituent Corporations; and all rights of creditors and all liens upon any property of each of the Constituent Corporations shall not revert or be in any way impaired by reason of this merger, on only the property affected by such liens immediately prior to the Effective Date. Any action or proceeding pending by or against each of the Constituent Corporations at the Effective Date may be prosecuted as if the merger had not taken place, or the Surviving Corporation may be substituted in such corporation's place.

4. **Articles of Incorporation and Bylaws.** The Articles of Incorporation and bylaws of Mutualoan Corp. shall remain the Articles and bylaws of the Surviving Entity.

5. **Shares**. On the Effective Date, the shares of Nexus Enterprise Solutions, Inc. shall be exchanged into the shares of Mutualoan Corp., in accordance with Schedule A of this Articles of Merger.
   5.1. On or after the Effective Date, the holders of outstanding shares of Nexus Enterprise Solutions, Inc. Common Stock shall promptly surrender their certificates for cancellation to Mutualoan Corp.'s transfer agent, or corporate secretary who will facilitate the share swap, who may act as the exchange agent to affect the exchange of the share certificates for certificates representing shares of Mutualoan Corp. Common Stock. Each holder of Nexus Enterprise Solutions, Inc. Common Stock shall, upon such surrender, receive in exchange therefor a certificate representing the shares of Mutualoan Corp. Common Stock calculated pursuant to Schedule A. Until such surrender and cancellation, each share of outstanding Nexus Enterprise Solutions, Inc. Common Stock shall, on and after the Effective Date, be deemed for all corporate purposes to evidence the number of shares of Mutualoan Corp. Common Stock calculated in Schedule A.
   5.2. In its sole discretion, the Constituent Companies elect to round up to the nearest whole share, in lieu of issuing fractional shares of Mutualoan Corp. Common Stock as a result of the Combination to the holders who would otherwise be entitled to such fractional shares of Mutualoan Corp. Common Stock.

6. **Officers and Directors**. The Officers and Directors shall be dictated according to Schedule B attached hereto;

7. **Amendments**. Notwithstanding approval of this Articles of Merger by the directors of the Constituent Corporations, the Boards of Directors of the Constituent Corporations may amend this Articles of Merger by written agreement at any time prior to the Effective Date; provided that any such amendment shall not (a) alter the amount or kind of consideration to be received in exchange for shares of capital stock of Mutualoan Corp, (b) alter any term of the Articles of Incorporation or By-Laws of the Constituent Corporations, or (c) alter the terms and conditions of this Articles of Merger if such alteration would adversely affect the holder of capital stock of either Constituent Corporation.

8. **Authority**. The signatories of the Constituent Corporations hereby represent and warrant that they have requisite corporate power and authority to consummate this Combination; that all votes, approvals, resolution, consents, and the like have been collected by the respective Constituent Corporations; no endemic conflicts are known to exist regarding the Combination; the contemplated Combination is not known to be inconsistent with any law, rule, regulations, plea agreements, Court order, and that neither of the Constituent Corporations know of any reason why this Combination cannot take place.

9. **Effective Date of Merger**. As soon as practicable after this Agreement has been duly adopted by the directors of the Constituent Corporations, Articles of Merger shall be filed with the Wyoming Secretary of State in accordance with the laws of the State of Wyoming. The merger shall become effective as of the Effective Date.

10. **Termination**. Notwithstanding approval of this Articles of Merger by the directors and shareholder of the Constituent Corporations, this Articles of Merger may be terminated and the Combination abandoned at any time prior to the Effective Date by mutual consent of the Boards of Directors of the Constituent Corporations.

11. **Miscellaneous**. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter. This agreement shall be governed under the laws of the State of New York and the State of New York shall have exclusive jurisdiction thereof, regardless of conflicts of laws provisions. Venue shall be found in the County of Nassau, or in the Eastern District of New York. The Constituent Corporations represent and warrant there were no brokers and/or finders in the Combination.

12. **Abandonment**. At any time prior to the Effective Date, this Agreement may be terminated and the Combination may be abandoned by the mutual decision of the Board of Directors of the Constituent Corporations.

13. **Counterparts**. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and the same agreement.

IN WITNESS WHEREOF, each of the corporate parties hereto, pursuant to authority duly granted by its board of directors, has caused this Agreement to be executed by its duly authorized officers as of the Effective Date.

MUTUALOAN CORP.

By: Brian Tompakov, CEO

NEXUS ENTERPRISE SOLUTIONS, INC.

By: Maureen Morgan

Schedule A – Share Exchange

As of the Effective Date, Nexus Enterprise Solutions, Inc. shall exchange its shares for shares of Mutualoan Corp. as follows:

A. Every share of Nexus Enterprise Solutions, Inc. shall be exchanged on a ONE FOR ONE basis for newly issued shares of Mutualoan Corp., with tacking being available to holders of Nexus Enterprise Solutions, Inc. to the fullest extent of every law, rule, and regulation.
B. All shares exchanged shall be non-assessable and fully paid, if they were fully paid and non-assessable in Nexus Enterprise Solutions, Inc. If any holder in Nexus did not possess fully paid and non-assessable shares, then the contingent holder shall have the same rights and obligations as they did in Nexus Enterprise Solutions, Inc.;
C. The shares shall be distributed to the holders of Nexus Enterprise Solutions, Inc. in the following manner:
    a. 13,000,000 founders shares shall be distributed to the founders of Nexus Enterprise Solutions, Inc.;
    b. Licensing Agreement;
D. All beneficial interests in Nexus Enterprise Solutions, Inc. shares shall be transferred to Mutualoan Corp. on the same terms and conditions as in Nexus Enterprise Solutions, Inc.
E. The shares of Nexus Enterprise Solutions, Inc. shall then be retired and cancelled.
F. If, during the period between the date of this Agreement and the Effective Date, any change in the outstanding Shares shall occur in accordance with the terms of this Agreement, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, the cash payable pursuant to any Offer, the Combination Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Shares of Mutualoan Corp. PRE COMBINATION	
Authorized	500,000,000
Issued and Outstanding	351,679
Treasury Reserved	-0-

Shares of Nexus Enterprise Solutions, Inc. PRE COMBINATION	
Authorized	50,000,000
Issued and Outstanding	5,000,000
Treasury Reserved	-0-

Shares of Mutualoan Corp. POST COMBINATION	
Authorized	500,000,000
Issued and Outstanding	20,351,679
Treasury Reserved	80,000,000

Schedule B – Directors and Officers

I. Directors – The Directors of Mutualoan that are currently on the Board of Directors shall resign from the Board of Directors. The Current Directors of Mutualoan are:
   a. Brian Tompakov, Chairperson

Directors of Mutualoan Corp. PRE COMBINATION
Brian Tompakov,

Directors of Nexus Enterprise Solutions, Inc. PRE COMBINATION
Maureen Morgan

Directors of Mutualoan Corp. POST COMBINATION
John Limansky

II. Officers – The pre and post Officer roles shall be as follows

Pre Combination	
Name	Office
Brian Tompakov	President, Mutualoan
Maureen Morgan	President, Nexus

Post Combination SURVIVING ENTITY	
Name	Office
John Limansky	President, CEO Nexus